Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 27, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Energy Transfer Partners, L.P. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Energy Transfer Partners, L.P. on Forms S-3 (File No. 333-183388 and File No. 333-173594), on Form S-4 (File No. 333-161706), and on Forms S-8 (File No. 333-159878 and File No. 333-146338).
/s/ GRANT THORNTON LLP
Dallas, Texas
February 27, 2014